AMENDMENT NO. 3 TO ETF MASTER SERVICES AGREEMENT

THIS AMENDMENT NO. 3 TO ETF MASTER SERVICES AGREEMENT (this

“Amendment”) effective as of March 24, 2026, by and among Valued Advisers Trust, a Delaware statutory trust (the “Trust”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”).

WHEREAS, Ultimus and the Trust are parties to that certain ETF Master Services Agreement dated October 18, 2021, as amended (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.

(a)	Schedule A to the Agreement hereby is deleted in its entirety and replaced with Schedule A attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.
(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)               This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

VALUED ADVISERS TRUST By: /s/ Carol J. Highsmith Carol J. Highsmith Vice President and Secretary	ULTIMUS FUND SOLUTIONS, LLC By: /s/Gary Tenkman Gary Tenkman Chief Executive Officer

SCHEDULE A

amended March 24, 2026 to the

ETF Master Services Agreement between

Valued Advisers Trust and

Ultimus Fund Solutions, LLC dated October 18, 2021

Fund Portfolio(s)

Kovitz Core Equity ETF

Regan Floating Rate MBS ETF

m+ Income Momentum Autocall ETF

m+ Nasdaq-100 Accelerator Autocall ETF

m+ DualYield Autocall ETF

m+ DynaBuffer ETF